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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (date of earliest event reported)       January 3, 1997
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                                 MAXCO, Inc.
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           (exact name of registrant as specified in its charter)




              MICHIGAN                  0-2762                   38-1792842
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    (State or other jurisdiction     (Commission                (IRS Employer
         of incorporation)           File Number)            Identification No.)





                1118 CENTENNIAL WAY, LANSING, MICHIGAN  48917
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            (Address of principal executive offices)  (Zip Code)



Registrant's telephone number, including area code         (517) 321-3130
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MAXCO, INC.
FORM 8-K



Item 2.  Acquisition or Disposition of Assets

January 3, 1997, Maxco completed an agreement and announced that effective January 1, 1997 it acquired the business and substantially all of the assets (consisting principally of accounts receivable, inventory and fixed assets) of Lansing, Michigan based Atmosphere Annealing, Inc. Atmosphere Annealing, which was privately owned by four individuals, including a 25% ownership by the spouse of Maxco Chairman, Max A. Coon, provides metal heat treating to Midwestern industrial users. It employs approximately 370 people at facilities in Lansing, Michigan; Canton, Ohio and North Vernon, Indiana.

The assets were acquired for approximately $13 million subject to the audited financial statements of the seller as of December 31, 1996 which have not been issued at this date. The determination of the final purchase price will be made by February 28, 1997.

The consideration to be paid for these assets will consist of the assumption of funded debt of approximately $6.5 million, cash and the issuance of a subordinated note. Once the final purchase price is determined, the sellers will have received one half of the purchase price, net of funded debt assumed, in cash with the balance in the form of a subordinated note. At the preliminary closing of this transaction $3.0 million was paid to the seller.

Cash used for this transaction was provided by proceeds from the sale of some of the Company's marketable securities.

Agreement on the purchase price was reached based on an arms length negotiation.

Item 7.  Financial Statements and Exhibits

7(a) Completed financial statements of Atmosphere Annealing, Inc. will be filed within 60 days.

7(b) Proforma financial data is not presented as the acquisition will be fully reflected in Form 10-Q to be filed for the quarter ended December 31, 1996.

7(c)    Exhibits

Exhibit
Number
-------

10.11   Asset purchase agreement for the purchase of Atmosphere Annealing, Inc.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        MAXCO, INC.
                                        (Registrant)



DATE:     January 17, 1997              By: /S/VINCENT SHUNSKY
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                                            Vincent Shunsky,
                                            Vice President-Finance and Treasurer
                                            (Principal Financial and Accounting
                                            Officer)